SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Enzo Biochem, Inc.

(Name of Registrant as Specified In Its Charter)

Harbert Discovery Fund, LP
Harbert Discovery Co-Investment Fund I, LP
Harbert Discovery Fund GP, LLC

Harbert Discovery Co-Investment Fund I GP, LLC

Harbert Fund Advisors, Inc.

Harbert Management Corporation

Jack Bryant

Kenan Lucas

Raymond Harbert

Fabian Blank

Peter J. Clemens, IV

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ISS Recommends Shareholders Vote AGAINST Enzo Proposal to Increase Size of Board

Leading Proxy Advisory Firm Calls Claim by Enzo’s Board that its Actions are Somehow “Shareholder Friendly” to be “Not Only Misleading, but Arguably Deceptive.”

ISS Labels Enzo’s Proposal “A Late-Stage Entrenchment Maneuver” in Response to “Robust Support” for HDF’s Campaign

ISS Recommends Shareholders Vote on HDF’s BLUE Proxy Card

HDF Urges Shareholders to Discard Enzo’s Gold and White Cards

Birmingham, AL, February 19, 2020 – Harbert Discovery Fund, LP and Harbert Discovery Co-Investment Fund I, LP (collectively “HDF”), the beneficial owners of more than 11.8% of the outstanding shares of Enzo Biochem, Inc. (NYSE: ENZ) (“Enzo” or the “Company”), today announced that a leading proxy advisory firm, Institutional Shareholder Services Inc. (“ISS”), has recommended that shareholders vote on the BLUE proxy card AGAINST Enzo’s proposal to amend its bylaws in order to increase the size of the Board and re-nominate Barry Weiner. Enzo’s delayed 2019 Annual Meeting of Shareholders (the “Annual Meeting”) is scheduled for February 25, 2020.

 The commentary in ISS’s report closely aligns with how HDF has previously publicly characterized Enzo’s blatant entrenchment maneuvers. The analysis from ISS speaks for itself, stating:1

  “(A) deeper review reveals modifications that appear to constitute an eleventh-hour attempt to salvage a board seat for Weiner in light of what appears to be strong shareholder support for the dissident nominees.”
  “(G)iven the timing of the announcement (three days before the scheduled [Annual General Meeting] and after an apparently strong showing of support for the dissident nominees), the board's assertion that it is somehow shareholder friendly is not only misleading, but arguably deceptive.”
  “Ultimately, it is unclear how this (proposal) would benefit shareholders.”
  “The proposed increase in board size appears to be a late-stage entrenchment maneuver in response to what appears to have been robust support for the dissident campaign…”
  “(M)oreover, the company has not yet identified any potential candidates for the proposed seventh director seat. Given that it is unclear how this would be a net benefit to shareholders, support AGAINST this proposal is warranted”
  “While independence and diversity are generally beneficial, shareholders should ask whether they trust the board to make the selection. After all, this is a board that is seemingly attempting to circumvent the will of shareholders and force a unilateral settlement via this very proposal.”

________________________________

1 Permission to quote ISS was neither sought nor obtained. Emphasis added.

Kenan Lucas, Managing Director and Portfolio Manager of HDF, commented on the report: “We are gratified by ISS’s analysis, which supports in the strongest possible terms what we have said since Enzo delayed the Annual Meeting: this is a Board willing to go to any extreme to entrench themselves and attack the rights of its own shareholders. While we are disappointed by the Board’s actions, we look forward to the Annual Meeting being held on February 25th, where the voices of shareholders can finally be heard – and after which we can all focus on enhancing the value of Enzo and helping it reach its full potential.”

Now is the time to vote your shares. Vote on the BLUE proxy card FOR the election of Fabian Blank and Peter Clemens today.

Please visit our website at www.cureenzo.com to learn more.

Important Information about Participants in a Proxy Solicitation:

Harbert Discovery Fund, LP (“Harbert Discovery”), Harbert Discovery Fund GP, LLC (“Harbert Discovery GP”), Harbert Discovery Co-Investment Fund I, LP (“Harbert Discovery Co-Investment” and together with Harbert Discovery, the “Discovery Funds”), Harbert Discovery Co-Investment Fund I GP, LLC (“Harbert Discovery Co-Investment GP”), Harbert Fund Advisors, Inc. (“HFA”), Harbert Management Corporation (“HMC”), Jack Bryant (“Mr. Bryant”), Raymond Harbert (“Mr. Harbert”) and Kenan Lucas (“Mr. Lucas” and together with Harbert Discovery, Harbert Discovery GP, Harbert Discovery Co-Investment, Harbert Discovery Co-Investment GP, HFA, HMC and Messrs. Bryant and Harbert, the “Harbert Discovery Parties”) (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders of Enzo Biochem, Inc. (the “Company”) in connection with the annual meeting of shareholders of the Company (the “Annual Meeting”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants in respect of the Annual Meeting, as they contain important information, including additional information related to the Participants, their nominees for election to the board of directors of the Company and the Annual Meeting. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company’s shareholders and are, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ and are available upon request from the Participants’ proxy solicitor, Okapi Partners, by calling (888) 758-6707 (banks and brokers call collect (212) 297-0720).

Additional information about the Participants can be found on the Definitive Proxy Statement filed by the Participants on December 6, 2019.

About Harbert Discovery Fund (HDF)

HDF invests in a concentrated portfolio of publicly traded small capitalization companies in the US and Canada. We perform significant due diligence on each portfolio company prior to investing. In addition to researching all publicly available information and meeting with management, our diligence includes substantial primary research with industry experts, consultants, bankers, customers and competitors. We often spend months or years researching ideas before making an investment decision and we only invest in companies that we believe are significantly undervalued, and where there is the potential for change to enhance or  accelerate value creation.

In an effort to unlock this potential value, we seek to work directly with the boards and management teams of our portfolio companies privately and collaboratively, engaging with them on a range of factors including governance, board composition, corporate strategy, capital allocation, strategic alternatives and operations. We have effected positive, fundamental changes at our current and past investments through this behind-the-scenes, constructive approach. HDF currently has board representation at three of our portfolio companies. In each case, changes to the board were agreed upon privately and it is our strong preference in every investment to avoid the unnecessary distractions and costs of a public proxy campaign.

About Harbert Management Corporation (HMC)

HMC is an alternative asset management firm with approximately $7.0 billion in regulatory assets under management as of December 31, 2019. HMC currently sponsors nine distinct investment strategies with dedicated investment teams. Additional information about HMC can be found at www.harbert.net.

Contacts

Investor Contact

Okapi Partners LLC

Bruce Goldfarb / Chuck Garske / Jason Alexander, 212-297-0720

info@okapipartners.com

Media Contact

Sloane & Company

Dan Zacchei / Sarah Braunstein, 212-486-9500

dzacchei@sloanepr.com / sbraunstein@sloanepr.com